Exhibit 99.1

CHINA HOLDINGS ACQUISITION CORP. ANNOUNCES ENTRY INTO AN AGREEMENT WITH VICTORY PARK

WILMINGTON, DE November 17, 2009 - China Holdings Acquisition Corp. (AMEX:HOL) (the “Company” or “CHAC”) announced today that it has entered into an agreement with Victory Park.

Agreement with Victory Park

 CHAC has entered into an agreement (the “Victory Agreement”), dated November 16, 2009, with Victory Park Capital Advisors, LLC (“Victory Park”), pursuant to which funds managed by Victory Park or other purchasers acceptable to Victory Park and CHAC may purchase up to an aggregate of up to approximately 4,000,000 shares of CHAC’s common stock from third parties prior to CHAC’s special meeting of stockholders. Victory Park is not an affiliate of CHAC, its officers and directors and/or their respective affiliates, or Success Winner Limited, CHAC’s target company and the parent entity of Jinjiang Hengda Ceramics Co., Ltd. (“Hengda”), or its officers and directors and/or their respective affiliates. It is anticipated that Victory Park will effect purchases of CHAC common stock through independent, privately negotiated transactions with third parties who are institutions or other sophisticated investors that have voted against or indicated an intention to vote against the redomestication of CHAC to the British Virgin Islands and the business combination with Success Winner Limited, each of which is contemplated by the Merger and Stock Purchase Agreement dated August 19, 2009 by and among CHAC, China Ceramics Co., Ltd., CHAC’s wholly owned subsidiary, Hengda, Success Winner Limited and the sole stockholder of Success Winner Limited.

Pursuant to the Victory Agreement, CHAC will pay Victory Park a fee of 1.0% of the total purchase price of all shares of CHAC’s common stock purchased by Victory Park from third parties. In connection with the purchases of common stock by Victory Park pursuant to the Victory Agreement, Victory Park and CHAC will enter into stock purchase agreements (each, a “Victory Purchase Agreement”), pursuant to which CHAC will agree to purchase such common stock from Victory Park at a price equal to the aggregate purchase price paid by Victory Park for such shares plus the 1.0% fee described above. No funds other than those payable to Victory Park may be released from the trust account containing the net proceeds of CHAC’s initial public offering following the consummation of the Merger until CHAC has paid Victory Park pursuant to the Victory Purchase Agreements in full except to converting stockholders. Such purchases, if made, would increase the likelihood that holders of a majority of shares of CHAC’s common stock will vote in favor of the Merger and Stock Purchase Agreement and that holders of less than 33.33% of CHAC’s common stock will vote against the Merger and the Stock Purchase Agreement and seek conversion of their CHAC common stock into cash in accordance with CHAC’s amended and restated charter.

In addition, CHAC has entered into Stock Purchase Agreements with two of its stockholders to purchase an aggregate of 1.3 million shares of CHAC common stock for a purchase price of $9.79 per share.  Neither of the sellers is affiliated with CHAC or Success Winner Limited, or any of their respective officers and directors and/or their respective affiliates.  Pursuant to the purchase agreements, such stockholders have agreed not to exercise their conversion rights or, if they have already exercised their conversion rights, to withdraw and revoke such exercise.

The purchase of shares of CHAC common stock pursuant to these agreements will reduce the number of shares available to seek redemption of their common stock for cash.  The purchase of common stock pursuant to these agreements will take place concurrently with or following the closing of the redomestication and business combination and will be paid for with funds that will be released from CHAC’s trust account upon consummation of the redomestication and business combination.

About China Holdings Acquisition Corp.

Founded in 2007, China Holdings Acquisition Corp. (“CHAC”) is a blank check company focused on acquiring companies with primary operations in Asia through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or contractual arrangements. CHAC currently has no operating businesses

Where to Find Additional Information

 In connection with the proposed acquisition, China Ceramics Co., Ltd. has prepared a registration statement containing a proxy statement/prospectus that is filed with the SEC. The definitive proxy statement/prospectus and a form of proxy have been mailed to the stockholders of CHAC, seeking their approval of the redomestication and business combination. Stockholders are urged to read the proxy statement/prospectus regarding the proposed acquisition carefully and in its entirety because it contains important information about the proposed acquisition. Stockholders can obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents (when available) by directing a request by mail to Mark L. Wilson at China Holdings Acquisition Corp., 1000 North West Street Suite 1200, Wilmington, DE. 19801, or by telephone at (302) 295-4832.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: future operating or financial results; future growth expectations and acquisitions; uncertainties as to the timing of the acquisition; approval of the transaction by CHAC stockholders; the satisfaction of closing conditions to the transaction; costs related to the acquisition; the performance of Hengda; the impact of inflation generally as well as on the rising costs of materials; specific economic conditions in China generally or in the markets in which Hengda Ceramics operates; changes in laws and regulations; potential liability from future litigation; the diversion of management time on acquisition and integration related issues; modifications or adjustments to the financial statements of Hengda as a result of applicable securities laws; and general economic conditions such as inflation or recession. Actual results may differ materially from those contained in the forward-looking statements in this communication and documents filed with the SEC. CHAC undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this communication. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:
Mark L. Wilson
China Holdings Acquisition Corp.
(302) 295-4832